Exhibit 99.1

Core Natural Resources Reports First Quarter 2025 Results

Returns $106.6 million to investors via share buybacks and quarterly dividend

Increases merger-related synergies target by 10% at midpoint to between $125 and $150 million

Makes excellent progress towards full resumption of operations at Leer South

Executes well-timed capital market transactions establishing target capital structure while boosting liquidity,

extending maturities, reducing interest rates, and increasing financial flexibility

CANONSBURG, PA (May 8, 2025) - Today, Core Natural Resources, Inc. (NYSE: CNR) (“Core” or the “company”) reported a net loss of $69.3 million, or $1.38 per diluted share, in the first quarter of 2025, which included merger-related expenses of $49.2 million and a loss of $11.7 million associated with the extinguishment of debt. Core reported adjusted EBITDA1 of $123.5 million and revenues of $1,017.4 million for the first quarter of 2025.

“Since completing the merger on January 14, Core has made exceptional progress in integrating the operating portfolio and beginning to unlock the tremendous potential of the new company,” said Paul A. Lang, Core’s chief executive officer. “To date, the Core team has launched and executed upon a powerful capital return program; put in place strategies expected to deliver the previously identified synergies while increasing the targeted range by 10 percent; and further tightened the alignment between its two core lines of business – global metallurgical and high calorific value thermal coals.”

“Importantly, the Core team is already executing at a high level operationally, driven by a strong performance by the high c.v. thermal segment,” Lang said. “Even with the uncertain global trade environment, the high c.v. thermal segment leveraged its strong book of contracted business, strengthening U.S. power markets, and solid pricing in the international marketplace to generate substantial free cash flow1. Meanwhile, the metallurgical segment performed as expected, with a solid cost performance across most of the operating portfolio – led by record quarterly production at the Leer mine – serving to limit the impact of the longwall outage at Leer South.”

As indicated, Core also made excellent progress on its recently adopted capital return program, returning a total of $101.3 million to stockholders via the repurchase of 1.4 million shares, or around 3 percent of Core’s total shares outstanding as of the program’s launch on February 20, 2025. The company also paid a quarterly dividend of $0.10 per share. “At a time when most of the global resource sector is focused on cash preservation, our low-cost mining operations, advantageous contract position, substantial cash balance, and strong balance sheet are enabling Core to act opportunistically in today’s depressed equity market environment,” Lang said.

Leer South Update

In mid-January 2025, Core announced that it was temporarily sealing Leer South’s active longwall panel to extinguish isolated combustion-related activity. Since that time, the Leer South team – in close collaboration with federal and state regulators – has safely sealed the affected area, extinguished all combustion-related activity, resumed development work with continuous miner units, and completed a remote assessment of the mine’s longwall system, which solidified the company’s belief that the longwall equipment was largely unaffected by the event.

“On behalf of the board and the entire senior management team, I want to again commend the operations team as well as federal and state regulators for their exceptional, ongoing work in managing this situation in a safe and efficient manner,” Lang said. “We continue to make substantial progress on all fronts and remain on track to resume longwall production by mid-year, in keeping with our originally indicated timeline. Notably, development work at the mine – which resumed in February with the restart of continuous miner units – is progressing at a strong pace and acting to greatly increase the development lead time for future longwall production. We expect that increase to translate into higher longwall productivity once longwall operations resume.”

Synergy Update

As indicated, Core has increased its targeted range for synergy creation by 10 percent at the midpoint to $125 to $150 million per year, having already executed strategies expected to deliver the midpoint of the initially provided guidance. Moreover, the team continues to press forward with its intensive efforts to identify and pursue further opportunities.

“In the first four months since the merger’s completion, the Core team has made tremendous progress in integrating the operating portfolio and unlocking the value of the already identified synergies, while setting its sights on additional value creation via further streamlining, cost reduction, efficiency improvement, and product optimization efforts,” Lang said. “On top of the announced increase in our targeted range, we expect additional uplift in the synergy arena as coal markets normalize, which is expected to act to further increase incremental value in areas such as marketing and product blending.”

Operational Update

During the first quarter of 2025, Core’s high c.v. thermal coal segment had sales volumes of 7.1 million tons despite the fact that three of the PAMC’s five scheduled longwall moves for 2025 occurred in Q1 2025. Moreover, it achieved realized coal revenue per ton sold1 of $63.18, benefiting from a strong existing contracted position, solid pricing on incremental tons, and a substantial energy market adjustment on its power price linked domestic tons stemming from high PJM West power prices related to colder-than-normal winter weather. The segment had a cash cost of coal sold per ton1 of $42.78, which was higher than ratable due to the three longwall moves at the PAMC.

The metallurgical segment turned in a solid performance in Q1 in light of the longwall outage at Leer South, with total Q1 sales volumes of 2.3 million tons. The segment had coking coal sales of 1.9 million tons and thermal byproduct sales of 0.4 million tons, achieving realized coal revenue per ton sold1 for coking coal of $113.70 and realized coal revenue per ton sold1 for the metallurgical segment as a whole – inclusive of thermal byproduct sales – of $98.26. The metallurgical segment reported a cash cost of coal sold per ton1 of $91.00, which excluded costs associated with extinguishing the combustion and with the 30-day period during which the Leer South mine was idled entirely.

As indicated, the Leer South longwall was idle during the first quarter of 2025 due to the previously announced combustion-related event, but the mine remains on track to resume longwall operations mid-year. This should act to boost the segment’s sales volumes and lower its unit costs markedly in the second half of 2025. Core is guiding to a cash cost of coal sold per ton2 for the metallurgical segment in the low $90 range during the year’s second half.

Financial and Liquidity Update

At March 31, 2025, Core had total liquidity of $858.3 million, including $388.5 million in cash and cash equivalents.

In February 2025, Core announced a new capital return framework targeting the return to stockholders of around 75 percent of free cash flow1, with the significant majority of that return directed to share repurchases complemented by a sustaining quarterly dividend of $0.10 per share. Core moved quickly to act upon the program, investing $101.3 million to repurchase 1.4 million shares, or roughly 3 percent of total shares outstanding as of the program’s launch, at an average price of $73.52 per share.

In addition, and in keeping with the recently announced structure of its capital return program, Core’s board of directors has declared a $0.10 per share quarterly dividend payable on June 13, 2025, to stockholders of record on May 30, 2025.

“During the quarter, we executed on several capital market transactions that not only helped establish our target capital structure but also bolstered our liquidity, extended maturities, and added significant financial flexibility to execute our capital return program,” said Mitesh Thakkar, Core’s president and chief financial officer. “While the commodity markets are volatile, we are in an excellent position to opportunistically deploy our significant cash balances towards the capital return program given our expectations of strong free cash flow1 generation from our contracted book of business and low-cost asset base.”

As of March 31, 2025, Core had $898.7 million of remaining authorization under its existing $1.0 billion share repurchase program.

As previously announced, in connection with the closing of the merger, Core extended its revolving credit facility, upsizing the facility commitments to $600 million, extending the maturity, reducing the annual interest rate by 75 basis points, and further enhancing financial flexibility. Then, at the end of March 2025, Core announced that it had refinanced the tax-exempt bonds previously held by the legacy companies. As part of this refinancing effort, Core increased the total bond amount by more than 10 percent to $306.8 million; established an initial 10-year term for the now unsecured bonds; improved flexibility relative to the prior bonds; and reduced the weighted average interest rate to 5.3 percent.

“These successful refinancing efforts serve to underscore the strength of Core’s operating portfolio; the value of its greatly enhanced diversification and scale; and the power of its substantial cash-generating capabilities across a wide range of market environments,” Thakkar said. “With the refinancing of the tax-exempt bonds, which represent the vast majority of Core’s debt, we believe we have built a smart and strategic capital structure that furnishes tremendous financial flexibility while supporting the company’s long-term growth prospects.”

Market Dynamics

Core’s two principal lines of business – metallurgical coal and high calorific value thermal coal – continue to navigate softer market conditions in the international arena, where trade-related uncertainties continue to weigh on markets.

In the high calorific value thermal segment, Core’s substantial contracted position – at relatively advantageous pricing – is acting to counterbalance current export market softness, as is continued stability in key industrial market segments and strong domestic demand. At present, the high c.v. thermal segment has a committed and priced position – inclusive of select collared volumes – of approximately 26 million tons at a projected price of between $61 and $63 per ton for the year. Meanwhile, the domestic thermal market in the PAMC’s core market area has improved markedly in the wake of colder-than-normal temperatures in January and February.

Despite currently weak pricing levels, long-term market dynamics for Core’s metallurgical segment remain highly promising. New blast furnace capacity continues to come online across Southeast Asia, and Indian imports of seaborne coking coal continue to march higher, climbing an estimated 3 percent in 2024. In another positive trend for the overall global marketplace, Chinese imports of seaborne coking coal increased by around 20 million tons in 2024, a trend that is acting to counterbalance higher Chinese steel exports. On the supply side, aggregate production in the primary supply countries for high-quality seaborne coking coal – Australia, the United States, and Canada – remains under pressure, and current pricing levels appear to be inducing supply rationalization among high-cost producers, which should act to support a healthier supply-demand balance over time.

Outlook

“The Core team is off to an excellent start in integrating the combined operating, marketing and logistics portfolio into a cohesive, high-performing unit; capturing the substantial – and growing – synergies created by this transformational merger; and laying the foundation for long-term value creation via the tight alignment of its global metallurgical and high calorific value thermal segments,” Lang said. “We believe we are building a company that is uniquely equipped to capitalize on compelling global coal market dynamics – with our world-class mines, highly strategic logistical network, strong balance sheet, tremendous cash-generating capabilities, and – most importantly – exceptionally talented workforce that embraces our core values of safety, compliance, and continuous improvement. As we look ahead, we expect to continue to generate substantial levels of free cash flow1 – particularly in the year’s second half – and to continue to return significant amounts of cash to stockholders via our compelling capital return program.”

As detailed in the 2025 Guidance table below, Core either affirmed or enhanced its full-year guidance in all instances.

1 - Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures and Realized Coal Revenue per Ton Sold and Cash Cost of Coal Sold per Ton are operating ratios derived from non-GAAP financial measures, each of which are reconciled to the most directly comparable GAAP financial measures below, under the caption “Reconciliation of Non-GAAP Financial Measures”.

2 - Core is unable to provide a reconciliation of Metallurgical Cash Cost of Coal Sold per Ton, which is an operating ratio derived from non-GAAP financial measures, without unreasonable efforts due to the unknown effect, timing and potential significance of certain income statement items.

2025 Guidance

	2025
	Tons			$ per ton
Sales Volume (in millions of tons)
Coking[1]	7.5	-	8.0
High C.V. Thermal[2]	29.0	-	31.0
Powder River Basin	39.0	-	42.0

Total	75.5		81.0
Metallurgical (in millions of tons)
Committed, Priced Coking			2.9	$122.38
Committed, Unpriced Coking			4.3

Total Committed Coking			7.2
Metallurgical Cash Cost of Coal Sold per Ton[3]				$94.00 - $98.00
High C.V. Thermal (in millions of tons)
Committed, Priced[4]			26.0	$61.00 - $63.00
Committed, Unpriced			0.5

Total Committed High C.V. Thermal			26.5
High C.V. Thermal Cash Cost of Coal Sold per Ton				$38.00 - $40.00
Powder River Basin (in millions of tons)
Committed, Priced			41.9	$14.77
Committed, Unpriced			0.0

Total Committed Powder River Basin			41.9
Powder River Basin Cash Cost of Coal Sold per Ton				$13.75 - $14.25
Corporate (in $ millions)
Capital Expenditures	$300 - $330

1 -	Excludes thermal byproduct
2 -	Includes crossover volumes
3 -	Metallurgical cash cost of coal sold per ton in the second half of 2025 — after the projected restart of the Leer South longwall — is projected to be in the low $90s/ton.
4 -	Range reflects inclusion of collared commitments

Note - Core is unable to provide a reconciliation of Metallurgical Cash Cost of Coal Sold per Ton, High C.V. Thermal Cash Cost of Coal Sold per Ton and Powder River Basin Cash Cost of Coal Sold per Ton guidance, which are operating ratios derived from non-GAAP financial measures, without unreasonable efforts due to the unknown effect, timing and potential significance of certain income statement items.

Availability of Additional Information

Please refer to our website, www.corenaturalresources.com, for additional information regarding the company. In addition, we may provide other information about the company from time to time on our website.

We will also file our Quarterly Report on Form 10-Q (“Form 10-Q”) with the Securities and Exchange Commission (“SEC”) reporting our results for the quarterly period ended March 31, 2025 on May 8, 2025. Investors seeking our detailed financial statements can refer to the Form 10-Q once it has been filed with the SEC.

About Core Natural Resources, Inc.

Core Natural Resources, Inc. (NYSE: CNR) is a world-class producer and exporter of high-quality, low-cost coals, including metallurgical and high calorific value thermal coals. The company operates a best-in-sector portfolio, including the Pennsylvania Mining Complex, Leer, Leer South, and West Elk mines. With a focus on seaborne markets, Core plays an essential role in meeting the world’s growing need for steel, infrastructure, and energy, and has ownership interests in two marine export terminals. The company was created in January 2025 via the merger of long-time industry leaders CONSOL Energy and Arch Resources and is based in Canonsburg, Pennsylvania.

Contacts:

Investor:

Deck Slone, (314) 994-2766

deckslone@coreresources.com

Media:

Erica Fisher, (724) 416-8292

ericafisher@coreresources.com

Reconciliation of Non-GAAP Financial Measures

We define realized coal revenue as revenues reported in the Consolidated Statements of Income less transportation costs, transloading revenues and other revenues not directly attributable to coal sales. We define realized coal revenue per ton sold as realized coal revenue divided by tons sold. The following table presents a reconciliation by reportable segment of realized coal revenue and realized coal revenue per ton sold to revenues, the most directly comparable GAAP financial measure, on a historical basis, for the three months ended March 31, 2025 (in thousands, except per ton information).

	Three Months Ended March 31, 2025
	High CV Thermal	Metallurgical	PRB	Baltimore Marine Terminal	Idle, Other and Eliminations	Consolidated
Revenues	$542,086	$304,580	$162,589	$21,226	$(13,075)	$1,017,406

Less: Adjustments to Reconcile to Non-GAAP Segment Realized Coal Revenue
Transportation Expense	93,729	76,982	2,740	—	—	173,451
Terminal Revenues	—	—	—	21,226	(16,270)	4,956
Other Revenues	—	—	—	—	3,195	3,195

Non-GAAP Segment Realized Coal Revenue	$448,357	$227,598	$159,849	$—	$—	$835,804

Tons Sold	7,097	2,316	10,707
Realized Coal Revenue per Ton Sold	$63.18	$98.26	$14.93

The following table presents a breakdown of the realized coal revenue per ton sold for the metallurgical segment between coking coal and thermal byproduct for the three months ended March 31, 2025 (in thousands, except per ton information).

	Three Months Ended March 31, 2025
	Coking Coal	Thermal Byproduct	Total Metallurgical Segment
Non-GAAP Segment Realized Coal Revenue	$213,082	$14,516	$227,598
Tons Sold	1,874	442	2,316
Realized Coal Revenue per Ton Sold	$113.70	$32.83	$98.26

We evaluate our cash cost of coal sold on an aggregate basis by segment and our cash cost of coal sold per ton on a per-ton basis. Cash cost of coal sold includes items such as direct operating costs, royalty and production taxes and direct administration costs, and excludes transportation costs, indirect costs, other costs not directly attributable to the production of coal and depreciation, depletion and amortization costs on production assets. We define cash cost of coal sold per ton as cash cost of coal sold divided by tons sold.

The following table presents a reconciliation by reportable segment of cash cost of coal sold and cash cost of coal sold per ton to cost of sales, the most directly comparable GAAP financial measure, on a historical basis, for the three months ended March 31, 2025 (in thousands, except per ton information).

	Three Months Ended March 31, 2025
	High CV Thermal	Metallurgical	PRB	Baltimore Marine Terminal	Idle, Other and Eliminations	Consolidated
Cost of Sales	$397,290	$324,163	$135,898	$7,825	$5,120	$870,296

Less: Adjustments to Reconcile to Non-GAAP Segment Cash Cost of Coal Sold
Transportation Costs	93,729	76,982	2,740	—	(16,270)	157,181
Cost of Sales from Idled Operations	—	36,406	—	—	4,644	41,050
Terminal Operating Costs	—	—	—	7,825	—	7,825
Other (Operating Overhead, Certain Actuarial, etc.)	—	—	—	—	16,746	16,746

Non-GAAP Segment Cash Cost of Coal Sold	$303,561	$210,775	$133,158	$—	$—	$647,494

Tons Sold	7,097	2,316	10,707
Cash Cost of Coal Sold per Ton	$42.78	$91.00	$12.44

We define adjusted EBITDA as (i) net income (loss) plus income taxes, net interest expense and depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as stock-based compensation and loss on debt extinguishment and (iii) certain one-time transactions, such as merger-related expenses. Adjusted EBITDA may also be adjusted for items that may not reflect the trend of future results by excluding transactions that are not indicative of our operating performance or that arise outside of the ordinary course of our business.

The following table presents a reconciliation by reportable segment of adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure, on a historical basis, for the three months ended March 31, 2025 (in thousands).

	Three Months Ended March 31, 2025
	High CV Thermal	Metallurgical	PRB	Baltimore Marine Terminal	Other, Corporate and Eliminations	Consolidated
Net Income (Loss)	$93,506	$(65,472)	$15,911	$12,022	$(125,244)	$(69,277)
Income Tax Benefit	—	—	—	—	(4,216)	(4,216)
Interest Expense, net	—	—	—	—	1,701	1,701
Depreciation, Depletion and Amortization	51,290	45,889	10,780	1,379	12,218	121,556
Stock-Based Compensation	—	—	—	—	12,859	12,859
Merger-Related Expenses	—	—	—	—	49,182	49,182
Loss on Debt Extinguishment	—	—	—	—	11,680	11,680

Adjusted EBITDA	$144,796	$(19,583)	$26,691	$13,401	$(41,820)	$123,485

Free cash flow is a non-GAAP financial measure, defined as net cash provided by (used in) operating activities plus proceeds from sales of assets and unrestricted cash proceeds from the Merger with Arch Resources, Inc., less capital expenditures and investments in mining-related activities. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations and non-core asset sales after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand the company’s asset base and are expected to generate future cash flows from operations. It is important to note that free cash flow does not represent the residual cash flow available for discretionary expenditures, since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The following table presents a reconciliation of free cash flow to net cash used in operating activities, the most directly comparable GAAP financial measure, on a historical basis, for the three months ended March 31, 2025 (in thousands).

Three Months Ended
March 31, 2025
Net Cash Used in Operating Activities	$(109,638)
Capital Expenditures	(64,822)
Proceeds from Sales of Assets	6,003
Unrestricted Cash Proceeds from Merger	217,593

Free Cash Flow	$49,136

Cautionary Statement Regarding Forward-Looking Statements

This communication contains certain “forward-looking statements” within the meaning of federal securities laws. Forward-looking statements may be identified by words such as “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” “plan,” “predict,” “project,” “would” and similar expressions. Forward-looking statements are not statements of historical fact and reflect Core’s current views about future events. No assurances can be given that the forward-looking statements contained in this communication will occur as projected, and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, without limitation, deterioration in economic conditions (including continued inflation) or changes in consumption patterns of our customers may decrease demand for our products, impair our ability to collect customer receivables and impair our ability to access capital; volatility and wide fluctuation in coal prices based upon a number of factors beyond our control; an extended decline in the prices we receive for our coal affecting our operating results and cash flows; significant downtime of our equipment or inability to obtain equipment, parts or raw materials; decreases in the availability of, or increases in the price of, commodities or capital equipment used in our coal mining operations; our reliance on major customers, our ability to collect payment from our customers and uncertainty in connection with our customer contracts; our inability to acquire additional coal reserves or resources that are economically recoverable; alternative steel production technologies that may reduce demand for our coal; the availability and reliability of transportation facilities and other systems that deliver our coal to market and fluctuations in transportation costs; a loss of our competitive position; foreign currency fluctuations that could adversely affect the competitiveness of our coal abroad; the risks related to the fact that a significant portion of our production is sold in international markets (and may grow) and our compliance with export control and anti-corruption laws; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion emissions; the impact of current and future regulations to address climate change, the discharge, disposal and clean-up of hazardous substances and wastes and employee health and safety on our operating costs as well as on the market for coal; the risks inherent in coal operations, including being subject to unexpected disruptions caused by adverse geological conditions, equipment failure, delays in moving out longwall equipment, railroad derailments, security breaches or terroristic acts and other hazards, delays in the completion of significant construction or repair of equipment, fires, explosions, seismic activities, accidents and weather conditions; failure to obtain or renew surety bonds or insurance coverages on acceptable terms; the effects of coordinating our operations with oil and natural gas drillers and distributors operating on our land; our inability to obtain financing for capital expenditures on satisfactory terms; the effects of our securities being excluded from certain investment funds as a result of environmental, social and corporate governance practices; the effects of global conflicts on commodity prices and supply chains; the effect of new or existing laws or regulations or tariffs and other trade measures; our inability to find suitable joint venture partners or acquisition targets or integrating the operations of future acquisitions into our operations; obtaining, maintaining and renewing governmental permits and approvals for our coal operations; the effects of asset retirement obligations, employee-related long-term liabilities and certain other liabilities; uncertainties in estimating our economically recoverable coal reserves; defects in our chain of title for our undeveloped reserves or failure to acquire additional property to perfect our title to coal rights; the outcomes of various legal proceedings; the risk of our debt agreements, our debt and changes in interest rates affecting our operating results and cash flows; information theft, data corruption, operational disruption and/or financial loss resulting from a terrorist attack or cyber incident; the potential failure to retain and attract qualified personnel of the Company; failure to maintain effective internal controls over financial reporting; uncertainty with respect to the Company’s common stock, potential stock price volatility and future dilution; uncertainty regarding the timing and value of any dividends we may declare; uncertainty as to whether we will repurchase shares of our common stock; inability of stockholders to bring legal action against us in any forum other than the state courts of Delaware; the risk that the businesses of the Company and Arch Resources, Inc. will not be integrated successfully; the risk that the anticipated benefits of the Merger may not be realized or may take longer to realize than expected; and other unforeseen factors.

All such factors are difficult to predict, are beyond Core’s control, and are subject to additional risks and uncertainties, including those detailed in Core’s annual report on Form 10-K for the year ended December 31, 2024, quarterly reports on Form 10-Q, and current reports on Form 8-K that are available on Core’s website at www.corenaturalresources.com and on the SEC’s website at http://www.sec.gov.

Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Core does not undertake any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Source: Core Natural Resources, Inc.